UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

October 31, 2017

Date of Report (date of earliest event reported)

Cutera, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	000-50644	77-0492262
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

3240 Bayshore Blvd.

Brisbane, California 94005

(Address of principal executive offices)

(415) 657-5500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of ther chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of ther chapter).

Emerging growth company    ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 5	Corporate Governance and Management

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 31, 2017, the Board of Directors (the “Board”) of Cutera, Inc. a Delaware corporation (the “Company”) appointed Elisha W. Finney as a director of the Company to serve out the remaining term of Mr. Jerry Widman who retired from the Board on or about August 16, 2017, as previously reported. Ms. Finney will also serve as the Chairperson of the Board’s Audit Committee. Ms. Finney is expected to be included as one of the Company’s directors who will stand for reelection by the Company’s shareholders at the Company’s Annual Meeting to be held in June 2018. On November 1, 2017, the Company issued a press release regarding Ms. Finney’s appointment, a copy of which is attached hereto as Exhibit 99.1.

The Board has affirmatively determined that Ms. Finney qualifies as an independent director under Section 5605 of the NASDAQ Stock Market L.L.C. Rules. The Board has further affirmatively determined that Ms. Finney is an individual who satisfies the independence requirements to serve on the Audit Committee in accordance with Rule 10A-3 under the Securities Exchange Act of 1934.

There are no arrangements or understandings between Ms. Finney and any person pursuant to which Ms. Finney was selected as a director, and there are no actual or proposed transactions between Ms. Finney or any of her related persons and the Company that would require disclosure under Item 404(a) of Regulation S-K (17 CFR 229.404(a)) in connection with her appointment as a director of the Company.

Ms. Finney will be entitled to receive compensation for her service as an outside director of the Board in an amount consistent with the Company’s director compensation plan as described below.

Cutera Director Compensation Plan

Also on October 31, 2017, the Board of Directors approved a revised compensation plan for non-employee directors of the Company (the “Outside Director Compensation Plan”). The Outside Director Compensation Plan is effective immediately. Under the revised Outside Director Compensation Plan, non-employee Directors are entitled to receive $145,000 in annual compensation composed of an annual grant of restricted stock units pursuant to the Company’s Amended and Restated 2004 Equity Incentive Plan, as amended, with a grant date fair market value of $100,000, and annual cash retainer of $45,000 paid quarterly. Additional annual cash retainers will be paid to the non-executive Chairman of the Board and certain Committee Chairs and Committee members as described below.

The non-executive Chairman of the Board receives an additional $50,000 annual cash retainer. The Audit Committee Chair receives an additional $20,000 annual cash retainer; the Compensation Committee Chair receives an additional $20,000 annual cash retainer; and the Nominating and Corporate Governance Committee Chair receives an additional $9,000 annual cash retainer. Additionally, non-chair Audit Committee members receive an additional $7,500 annual cash retainer; the non-chair Compensation Committee members receive an additional $6,000 annual cash retainer; and the non-chair Nominating and Corporate Governance Committee members receive an additional $5,000 annual cash retainer.

Annual restricted stock units are granted as of the date of the Annual General Meeting of Stockholders (“AGM”) and vest upon conclusion of the next AGM.

Finally, the Board further approved a one-time award of restricted stock units to each new outside director on or about the date on which such person becomes an outside director, whether through election by the stockholders of the Company or by appointment by the Board to fill a vacancy. The award is in shares of restricted stock with a grant date fair market value of $150,000, one-third of such shares to vest and the forfeiture restrictions thereon to lapse on each of the first three anniversaries of the date the Board appoints, or the stockholders elect, the new outside director. Ms. Finney is entitled to receive this award.

Except as set forth above, there is no other material Company plan, contract or arrangement in which Ms. Finney will participate in connection with her appointment.

Item 9.01 Exhibits.

Exhibit No.	Description
99.1	Press Release dated November 1, 2017 announcing the election of Elisha W. Finney to the Cutera, Inc. Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CUTERA, INC.

Date: November 1, 2017	/s/ Darren Alch
Darren Alch
General Counsel and Corproate Secretary